Filed Pursuant to Rule 433 Issuer Free Writing Prospectus

dated June 22, 2021

File No. 333-255205

Corporate Presentation 1 CO P YRIGH T © 202 1 P A SI T H E A

FORWARD - LOOKING STATEMENTS This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. 2 CO P YRIGH T © 202 1 P A SI T H E A This presentation contains forward - looking statements regarding future events and the future results of Pasithea Therapeutics Corp. (“Pasithea” or the “Company”) that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” variations of such words, and similar expressions are intended to identify such forward - looking statements. Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward - looking statements. This presentation has been prepared by the Company based on information it has obtained from sources it believes to be reliable. Summaries of documents contained in this presentation may not be complete. This presentation contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third - party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source. The Company does not represent that the information herein is complete. The information in this presentation is current only as of June 2021, and the Company’s business or financial condition and other information in this presentation may change after that date. The Company disclaims any obligation to publicly update or release any revisions to the forward - looking information contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law. This presentation contains projected financial information with respect to the Company. Such projected financial information constitutes forward - looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Actual results may differ materially from the results contemplated by the projected financial information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such projections will be achieved. This presentation may not be copied or reproduced in whole or in part. By accepting delivery of this presentation, you agree to these restrictions. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents that we have filed with the SEC for more complete information about us and the offering. We encourage you to read the registration statement and the prospectus in full for more detailed information on the statistics, reports, studies, and clinical trials references in this presentation. You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov . Alternatively, we or any underwriter participating in this offering will arrange to send you the prospectus if you contact Dr. Tiago Reis Marques, Chief Executive Officer, at (702) 514 - 4174, or EF Hutton, division of Benchmark Investment LLC, 590 Madison Ave., 39 th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicategroup@efhuttongroup.com or telephone at (212) 404 - 7002.

OFFERING SUMMARY 3 CO P YRIGH T © 202 1 P A SI T H E A Issuer: Pasithea Therapeutics Corp. Proposed Exchange / Ticker: Nasdaq Capital Market / KTTA Offering Type: Underwritten Initial Public Offering Securities Issued: Common Stock Gross Offering Proceeds (including Over - Allotment): $20,000,000 Over - Allotment: 15% Estimated Offering Price Range: TBD Pre - Money FD Shares Outstanding: 8,307,327 shares* Anticipated Use of Proceeds: Fund R&D including clinical trials and product development for our existing pipeline, develop US and UK clinic businesses, IP and business costs, working capital and general corporate purposes Sole Book - Running Manager: EF Hutton, division of Benchmark Investments, LLC Expected Close: Q2 2021 *As of June 4, 2021

INTRODUCTION TO PASITHEA THERAPEUTICS Pasithea Therapeutics is a biotech company at the forefront of neuroscience research Complementary Two - Pronged Business Model Improving treatment options for those affected by mental illness 1. PRIMARY FOCUS: Drug development: Discovering new, effective treatments for psychiatric and neurological disorders 2. SECONDARY FOCUS: Clinic partnerships: Providing and supporting the IV administration of ketamine to treat treatment - resistant depression and Post - Traumatic Stress Disorder (PTSD) Become a market leader in designing and delivering safe and effective treatments to patients in need 4 CO P YRIGH T © 202 1 P A SI T H E A

INVESTMENT HIGHLIGHTS

Seasoned Leadership Team with Expertise in Neuroscience & Psychopharmacology



Dr. Lawrence Steinman, Executive Chairman & Co-Founder

- Endowed Chair in the Neurology Dept. at Stanford University
- Founded several successful biotech companies
- Drug development pioneer



Dr. Tiago Reis Marques, CEO & Director

- Fellow at Imperial College and lecturer at King´s College London
- Renowned psychiatric researcher and lecturer with decades of experience in the biological mechanisms of mental health and brain disorders



Dr. Yassine Bendiabdallah, COO, Head of UK Clinics & Director

- PhD in Medicinal Chemistry from University College London
- Extensive experience in the design and synthesis of novel drug candidates

Large Addressable Market With Few Options for Adequate Help Today

Capital-Light Infrastructure

Diversified Revenue Stream with Significant Revenue and EBITDA Growth Potential

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LARGE AND GROWING ADDRESSABLE MARKET

64.6 Million

Estimated number of adults suffering from some type of mental health issue in the U.S.[1]

US$16.1 Trillion

Lost between 2010 and 2030 due to mental health conditions[2]

US$19.2 Billion

Estimated size of anxiety and depression market by 2027[3]

Up 33%

Depression diagnoses in the US have increased 33% since 2013[4]

COVID-19 and the Expected Aftermath[5]

- Mental health problems skyrocketed globally in 2020.
- Reduced social contact exacerbated feelings of isolation for many people.
- Reported thoughts of suicide are higher than ever before.

Effective treatments for mental health are more needed today than ever before.

[1]National Institute of Mental Health
[2]Harvard School of Public Health in 2011: *The Global Economic Burden of Non-communicable Disease*
[3]Reports and Data: *Anxiety Disorder and Depression Treatment Market by Therapies*
[4]Blue Cross Blue Shield: *Major Depression: The Impact on Overall Health*
[5]Czeisler MÉ , Lane RI, Petrosky E, et al. Mental Health, Substance Use, and Suicidal Ideation During the COVID-19 Pandemic — United States, June 24–30, 2020. MMWR Morb Mortal Wkly Rep 2020;69:1049–1057.

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THE STARK REALITY OF THE GLOBAL TREATMENT GAP



Overall Dropout

TREATMENT GAP

- Estimates of the percentage of people with untreated MDD vary widely, **ranging from 16% to 84%** (median, 56%)[1]
- The treatment gap is high even in largely developed regions such as **Europe (45%) and the Americas (57%)**[2]

Only a minority of participants with Major Depressive Disorder (MDD) received minimally adequate treatment



COUNTRIES	*HIGH-INCOME*	*LOW-INCOME*
TREATMENT RECEIVED	*1 in 5 people*[3]	*1 in 27 people*[3]



OVERALL DROP OUT RATE:

31.7%[4]

[1]Kohn R, Saxena S, Levav I, Saraceno B. The treatment gap in mental health care. Bull World Health Organ. 2004;82(11):858-866.
[2]World Health Organization: The treatment gap in mental healthcare
[3]Thornicroft G, Chatterji S, Evans-Lacko S, et al. Undertreatment of people with major depressive disorder in 21 countries. Br J Psychiatry. 2017;210(2):119-124.
[4]Wells JE, Browne MO, Aguilar-Gaxiola S, et al. Drop out from out-patient mental healthcare in the World Health Organization's World Mental Health Survey initiative. Br J Psychiatry. 2013;202(1):42-49.

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EVEN THOSE WHO DO GET TREATMENT FACE CHALLENGES Current treatments for psychiatric disorders are inadequate. Conventional medicines have low success rates in long - term treatment, and New types of drugs are limited by working through the same mechanisms . DIZZINESS HEADACHES NAUSEA ERECTIL E DYSFUNCTION LOW SEX DRIVE 42 - 51% 8 CO P YRIGH T © 202 1 P A SI T H E A Conventional anti - depressants are reportedly only effective for 42% to 51% of patients 1 1 Based on randomized double - blind, placebo - controlled clinical trials (RCT) of anti - depressants; Source: PLOS One: A systematic review of comparative efficacy of treatments and controls for depression

PRIMARY FOCUS: DEVELOPING NEW MOLECULAR ENTITIES AND/OR NOVEL BIOLOGIC DRUGS

Drugs targeting novel mechanism of action

Next 24 MONTHS

SELECTION OF CANDIDATES	***HIT-TO-LEAD STAGE***	***DISEASE MODELS***	***CLINICAL TRIALS***
Develop 3 lead compounds focused on psychiatric and neurological disorders *Focuses on:* • Targets that can be developed into a drug • Commercial potential of drug targets	Candidate compounds will undergo: • Chemistry characterization • Compound metabolism • Pharmacokinetics • *In vitro* pharmacology • *In vivo* pharmacology • Safety assays	Preclinical models of mental illness will be used as the lead compounds are cleared *Research will combine:* **A conservative approach** Lead compounds will be sought on a well-defined target **A moonshot approach** Completely novel mechanisms of action will be researched	Phase 1 Phase 2 Phase 3

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SECONDARY FOCUS: CLINIC PARTNERSHIPS TO DELIVER KETAMINE TREATMENTS

Provides intravenous infusions of ketamine to treat mental health disorders, such as Treatment-Resistant Depression (TRD) and Post-Traumatic Stress Disorder (PTSD)

Gives immediate access to patients in the UK and US

Capital-light business with a **significant client base**

Diversified revenue stream helps **support R&D efforts**

Re-purposing one of the most commonly used medical drugs to bring faster relief to many of those suffering from TRD and PTSD

The Process of Ketamine Infusion Treatment

Psychiatric Assessment > Infusion Treatment > Psychiatric Follow-up

42-51% Efficacy
of normal anti-depressants – a huge opportunity to improve[1]

Efficacy of 76%
of ketamine in treating TRD in one trial[2]

[1]Reports and Data; Harris Bricken; informedhealth.org
[2]Dwyer JB, Landeros-Weisenberger A, Johnson JA, et al. Efficacy of Intravenous Ketamine in Adolescent Treatment-Resistant Depression: A Randomized Midazolam-Controlled Trial. Am J Psychiatry. 2021;178(4):352-362

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UK CLINIC PARTNERSHIP

Highlights:

- Capital-light partnership with Zen Healthcare
- Three locations in Marylebone, Knightsbridge, and Holborn
- Provides immediate exposure in the UK
- Existing management structure and qualified GPs, pharmacists, therapists and psychotherapists



MARYLEBONE
HOLBORN
KNIGHTSBRIDGE
EDINBURGH
NEWCASTLE
BIRMINGHAM
LONDON

Deal Terms:

- Agreement with Zen Healthcare for existing clinics

		Pasithea UK	Zen Healthcare
Existing Clinics	Ketamine Infusion Shared Revenue	30%	70%



30%



70%

Zen Healthcare

30,000
Patients

5
Years of operating

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US PARTNERSHIP NYC Base LA Base Deal Terms: • Plan to market and roll out nationwide 22.5K Pasithea pays IV Doc a fixed monthly fee of $22,500 Th e I V Doc 50,000 Patients 7 Years of operating Highlights: • Partnered with The IV Doc, a leading provider of administrative and support services to affiliated clinical practices providing infusions in the US • Provides rapid exposure & capital - light expansion opportunities in the US – Potential expansion beyond these cities • Initial operations in Los Angeles and New York City • Anesthesiologist administers infusion in patients’ homes 12 CO P YRIGH T © 202 1 P A SI T H E A

PASITHEA’S COMPETITIVE LANDSCAPE IN THE MENTAL HEALTH SECTOR 13 CO P YRIGH T © 202 1 P A SI T H E A

IMPROVING MENTAL HEALTH TREATMENTS AND DRIVING SHAREHOLDER VALUE Seasoned Leadership Team with Expertise in Neuroscience & Psychopharmacology Large Addressable Market With Few Options for Adequate Help Today Diversified Revenue Stream with Significant Revenue and EBITDA Growth Potential Capital - Light Infrastructure Complementary Two - Pronged Business Model Improving treatment options for those affected by mental illness 1. PRIMARY FOCUS: Drug development: Re - imagining new, effective treatments for psychiatric and neurological disorders 2. SECONDARY FOCUS: Clinic partnerships: Providing and supporting the IV administration of ketamine to treat treatment - resistant depression and Post - Traumatic Stress Disorder (PTSD) Become a market leader in designing and delivering safe and effective treatments to patients in need 14 CO P YRIGH T © 202 1 P A SI T H E A

www.pasitheaclinics.com

Deal Contact:
Bryan Kobel
Managing Director
EF Hutton
(646) 286-1962
bkobel@efhuttongroup.com

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